UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2014

Walter Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of incorporation)	Commission File No.	(I.R.S. Employer Identification No.)

3000 Riverchase Galleria, Suite 1700

Birmingham, Alabama 35244

(205) 745-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2014, Walter Energy, Inc. (the “Company”) entered into award agreements (each, an “Award Agreement”) with three of the Company’s current named executive officers, Walter J. Scheller, III, William G. Harvey and Earl H. Doppelt.  The terms of the Award Agreements with such executive officers provide that they will receive a cash award (the “Award”), to be paid by the Company on the effective date of the Award Agreement, equal to a multiple of such executive officer’s current annual base salary.  Pursuant to their respective Award Agreements, Mr. Scheller received an Award of $2,400,000 (or approximately 2.9x his current base salary), Mr. Harvey received an Award of $1,300,000 (or approximately 2.6x his current base salary) and Mr. Doppelt received an Award of $1,100,000 (or approximately 2.4x his current base salary).  These awards are intended to recognize excellent individual performance and to retain the services of the executives for three full years in a challenging environment.  Under the terms of each such executive officer’s Award Agreement, the executive officer will be required to repay the full gross amount of the Award to the Company if such executive officer’s employment with the Company is terminated by the executive officer without good reason (as defined in the Award Agreement), which would include a retirement by the executive officer without good reason, or by the Company for cause (as defined in the Award Agreement) prior to the third anniversary of the effective date of the Award Agreement.

The foregoing description of the Award Agreements is qualified in its entirety by reference to the full text of the Award Agreement, the form of which is filed herewith as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Exhibit Description

10.1	Form of Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER ENERGY, INC.

Date: December 22, 2014	By:	/s/ Earl H. Doppelt
Earl H. Doppelt, Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Form of Award Agreement